250 Glen Street Glens Falls, NY
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports Record High Net Income of $24.7 Million for 2015

•	Net income for 2015 reached a record high of $24.7 million.

•	Diluted EPS was a record $1.91 for the full year and increased to $0.51 in the fourth quarter.

•	Fourth-quarter net interest income rose 8.2% year over year on a tax-equivalent basis.

•	Period-end loan portfolio balances hit a record high; increased 11.4% since prior year-end.

•	Total deposit balances increased 6.7% to $2.03 billion at year-end.

GLENS FALLS, N.Y. (January 21, 2016) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and twelve-month periods ended December 31, 2015. Net income for the fourth quarter of 2015 was $6.6 million, an increase of $200 thousand, or 3.1%, from net income of $6.4 million for the fourth quarter of 2014. Diluted earnings per share (EPS) for the quarter was $0.51, an increase of 4.1% from the comparable 2014 quarter, when diluted EPS was $0.49. For the year ended December 31, 2015, net income was a record $24.7 million, up 5.6% over net income of $23.4 million for 2014, while diluted EPS was a record $1.91, up 5.4% over $1.81 in 2014. Return on average equity (ROE) and return on average assets (ROA) were 11.86% and 1.05%, respectively, for the year, as compared to 11.79% and 1.07%, respectively, for 2014.

Arrow President and CEO Tom Murphy stated, "Arrow delivered excellent results in 2015, thanks to the combined efforts of our dedicated team. A major highlight for the year was the double-digit growth of our loan portfolio, which reached a new record high at year-end, while maintaining our commitment to strong asset quality. We also set new records for net income and total equity at year-end, and our profitability measurements remained strong."

The following list expands on our fourth-quarter and year-to-date results:

Net Interest Income: Our net interest income, on a tax-equivalent basis, increased $1.4 million, or 8.2%, in the fourth quarter of 2015, as compared to the fourth quarter of 2014, due primarily to an increase in the average level of interest-earning assets between the periods and a decrease in our cost of funds. Our tax-equivalent net interest margin was 3.15% for the fourth quarter of 2015, down from 3.17% in the fourth quarter of 2014, and up slightly from 3.14% in the third quarter of 2015. While the yield on earning assets decreased slightly compared to the prior-year period, the cost of our interest-bearing liabilities decreased even more as these liabilities have continued to reprice downward in this historically low interest rate environment. Our average cost of funds in the fourth quarter of 2015, as compared to the prior-year period, fell six basis points from 0.32% to 0.26%; while our average yield on earning assets decreased by three basis points.

Loan Growth: At December 31, 2015, our loan portfolio reached a record high of $1.574 billion, up $160.7 million, or 11.4%, from the prior-year level, due to growth in all three of our major segments: commercial, consumer and residential real estate.

The outstanding balance of our residential real estate loan portfolio at December 31, 2015, was 15.9% higher than at year-end 2014. During 2015, we originated $144.2 million of residential real estate loans, up 9.9% from approximately $131.2 million in 2014. We retained a higher percentage of our residential real estate loan originations in 2015 than in 2014 as yields began to rise. Our gain on the sale of residential real estate loan originations in 2015 was less than our gain on the sale of originations in 2014 due both to a decrease in the amount of loans sold and a narrowing of the premium received on these sales.

Deposit Growth: At December 31, 2015, our deposit balances reached $2.03 billion, up $127.5 million, or 6.7%, from the prior-year level. Noninterest-bearing deposits grew $58.0 million or 19.3% from the prior-year level, which has positively impacted net interest margin. Noninterest-bearing demand deposits represent 17.7% of total deposits at year-end, up from 15.8% as of the prior-year level.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management at December 31, 2015, rose to $1.233 billion, a slight increase of $6 million, or 0.5%, from the December 31, 2014, balance of $1.227 billion. The growth in balances was generally attributable to a net gain in market value of accounts, which has since declined in 2016, as well as the addition of new accounts. For the 2015 fourth quarter, income from fiduciary activities of $1.9 million was up 1.5% from the same period in 2014.

Insurance Agency Operations: Insurance income for the fourth quarter of 2015 declined $149 thousand, or 6.6%, to $2.12 million from $2.27 million in 2014. This decrease was primarily attributable to the October 2015 sale of our wholly-owned subsidiary specializing in offering insurance services to out-of-market amateur sports management associations.

Asset Quality: Asset quality remained strong, as measured by our low level of nonperforming assets and charge-offs. Nonperforming assets of $8.9 million at December 31, 2015, represented only 0.36% of period-end assets, a ratio that is below industry averages and below 0.37% from the prior year-end. Our net loan losses for the full year were 0.06% of average loans outstanding for 2015 and 0.05% for 2014. Net loan losses for the fourth quarter of 2015, expressed as an annualized percentage of average loans outstanding, were 0.05%. These asset quality ratios continue to be significantly lower than our peer group and industry averages.

Our allowance for loan losses was $16.0 million at December 31, 2015, which represented 1.02% of loans outstanding, a decrease of eight basis points from our ratio of 1.10% at year-end 2014.

Cash and Stock Dividends: A cash dividend of $0.25 per share was paid to our shareholders in the fourth quarter of 2015, 2% higher than the cash dividend paid in the 2014 quarter. This represents the 22nd consecutive year of an increased cash dividend. In September 2015, we distributed a 2% stock dividend. All prior-period and per share data have been adjusted accordingly.

Capital: Total shareholders’ equity grew to a record $214.0 million at period-end, an increase of $13.0 million, or 6.5%, above the year-end 2014 balance. Arrow's capital ratios remained strong in 2015. At December 31, 2015, the Company's CET1 ratio was 9.59% and total risk-based capital ratio was 15.54%. The capital ratios of the Company and both its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standards, which places us in the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the nine-month period ended September 30, 2015, in which our return on average equity (ROE) was 11.70%, as compared to 8.61% for our peer group.

As of September 30, 2015, our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.57%, as compared to 0.87% for our peer group, while our annualized net loan losses of 0.06% for the year-to-date period ending September 30, 2015, were below the peer result of 0.08%.

Industry Recognition: In the fourth quarter, Arrow was named to Bank Director Magazine’s annual “Bank Performance Scorecard” list of the top-performing banks in the country. This follows other recognitions in 2015, including being named one of “America’s 50 Most Trustworthy Companies” by Forbes; appearing on the American Banker Magazine top-performer list; and receiving the Raymond James Community Bankers Cup for our 2014 financial performance.

In addition, the Company's two banking subsidiaries were each recognized as a 5-Star Superior Bank by BauerFinancial, Inc., a nationwide bank rating and research firm, based on September 30, 2015, financial data. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 35 and 27 quarters, respectively.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: Upstate Agency, LLC and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$14,903	$13,758	$56,856	$53,194
Interest on Deposits at Banks	34	39	94	80
Interest and Dividends on Investment Securities:
Fully Taxable	2,107	1,986	8,043	7,954
Exempt from Federal Taxes	1,466	1,357	5,745	5,633
Total Interest and Dividend Income	18,510	17,140	70,738	66,861
INTEREST EXPENSE
NOW Accounts	316	377	1,276	1,722
Savings Deposits	203	176	741	839
Time Deposits of $100,000 or More	89	144	356	770
Other Time Deposits	176	269	742	1,354
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	7	20	22
Federal Home Loan Bank Advances	293	103	1,097	490
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	149	143	581	570
Total Interest Expense	1,231	1,219	4,813	5,767
NET INTEREST INCOME	17,279	15,921	65,925	61,094
Provision for Loan Losses	465	441	1,347	1,848
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,814	15,480	64,578	59,246
NONINTEREST INCOME
Income From Fiduciary Activities	1,855	1,828	7,762	7,468
Fees for Other Services to Customers	2,316	2,337	9,220	9,261
Insurance Commissions	2,118	2,267	8,967	9,455
Net Gain on Securities Transactions	23	—	129	110
Net Gain on Sales of Loans	204	282	692	784
Other Operating Income	171	346	1,354	1,238
Total Noninterest Income	6,687	7,060	28,124	28,316
NONINTEREST EXPENSE
Salaries and Employee Benefits	8,487	7,638	33,064	30,941
Occupancy Expenses, Net	2,161	2,067	9,267	8,990
FDIC Assessments	313	289	1,186	1,117
Other Operating Expense	3,281	3,305	13,913	12,980
Total Noninterest Expense	14,242	13,299	57,430	54,028
INCOME BEFORE PROVISION FOR INCOME TAXES	9,259	9,241	35,272	33,534
Provision for Income Taxes	2,690	2,872	10,610	10,174
NET INCOME	$6,569	$6,369	$24,662	$23,360
Average Shares Outstanding[1]:
Basic	12,918	12,867	12,894	12,856
Diluted	12,979	12,908	12,942	12,886
Per Common Share:
Basic Earnings	$0.51	$0.49	$1.91	$1.82
Diluted Earnings	0.51	0.49	1.91	1.81
[1] Share and per share data have been restated for the September 28, 2015, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Cash and Due From Banks	$34,816	$35,081
Interest-Bearing Deposits at Banks	16,252	11,214
Investment Securities:
Available-for-Sale	402,309	366,139
Held-to-Maturity (Approximate Fair Value of $325,930 at December 31, 2015, and $308,566 at December 31, 2014)	320,611	302,024
Other Investments	8,839	4,851
Loans	1,573,952	1,413,268
Allowance for Loan Losses	(16,038)	(15,570)
Net Loans	1,557,914	1,397,698
Premises and Equipment, Net	27,440	28,488
Goodwill	21,873	22,003
Other Intangible Assets, Net	3,107	3,625
Other Assets	53,027	46,297
Total Assets	$2,446,188	$2,217,420
LIABILITIES
Noninterest-Bearing Deposits	$358,751	$300,786
NOW Accounts	887,317	871,671
Savings Deposits	594,538	524,648
Time Deposits of $100,000 or More	59,792	61,797
Other Time Deposits	130,025	144,046
Total Deposits	2,030,423	1,902,948
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	23,173	19,421
Federal Home Loan Bank Overnight Advances	82,000	41,000
Federal Home Loan Bank Term Advances	55,000	10,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000
Other Liabilities	21,621	23,125
Total Liabilities	2,232,217	2,016,494
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized		—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,420,776 Shares Issued at December 31, 2015, and 17,079,376 Shares Issued at December 31, 2014)	17,421	17,079
Additional Paid-in Capital	250,680	239,721
Retained Earnings	32,139	29,458
Unallocated ESOP Shares (55,275 Shares at December 31, 2015, and 71,748 Shares at December 31, 2014)	(1,100)	(1,450)
Accumulated Other Comprehensive Loss	(7,972)	(7,166)
Treasury Stock, at Cost (4,426,072 Shares at December 31, 2015, and 4,386,001 Shares at December 31, 2014)	(77,197)	(76,716)
Total Stockholders’ Equity	213,971	200,926
Total Liabilities and Stockholders’ Equity	$2,446,188	$2,217,420

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Net Income	$6,569	$5,933	$6,305	$5,855	$6,369
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	14	—	10	54	—
Share and Per Share Data:[1]
Period End Shares Outstanding	12,939	12,905	12,875	12,880	12,874
Basic Average Shares Outstanding	12,918	12,888	12,886	12,886	12,867
Diluted Average Shares Outstanding	12,979	12,929	12,922	12,924	12,908
Basic Earnings Per Share	$0.51	$0.46	$0.49	$0.45	$0.49
Diluted Earnings Per Share	0.51	0.46	0.49	0.45	0.49
Cash Dividend Per Share	0.250	0.245	0.245	0.245	0.245
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$44,603	$17,788	$37,303	$30,562	$58,048
Investment Securities	716,947	711,830	701,329	673,753	664,334
Loans	1,556,234	1,502,620	1,456,534	1,422,005	1,401,601
Deposits	2,075,825	1,970,738	1,983,647	1,949,776	1,962,698
Other Borrowed Funds	127,471	148,887	99,994	69,034	56,185
Shareholders’ Equity	213,219	209,334	206,831	202,552	202,603
Total Assets	2,442,964	2,356,121	2,316,427	2,248,054	2,247,576
Return on Average Assets	1.07%	1.00%	1.09%	1.06%	1.12%
Return on Average Equity	12.22%	11.24%	12.23%	11.72%	12.47%
Return on Tangible Equity[2]	13.86%	12.79%	13.94%	13.42%	14.28%
Average Earning Assets	$2,317,784	$2,232,238	$2,195,166	$2,126,320	$2,123,983
Average Paying Liabilities	1,854,548	1,772,156	1,770,023	1,713,253	1,716,699
Interest Income, Tax-Equivalent	19,619	18,924	18,501	18,073	18,213
Interest Expense	1,231	1,253	1,243	1,086	1,219
Net Interest Income, Tax-Equivalent	18,388	17,671	17,258	16,987	16,994
Tax-Equivalent Adjustment	1,109	1,093	1,094	1,083	1,073
Net Interest Margin [3]	3.15%	3.14%	3.15%	3.24%	3.17%
Efficiency Ratio Calculation:
Noninterest Expense	$14,242	$14,850	$14,383	$13,955	$13,299
Less: Intangible Asset Amortization	(78)	(79)	(80)	(91)	(94)
Net Noninterest Expense	$14,164	$14,771	$14,303	$13,864	$13,205
Net Interest Income, Tax-Equivalent	$18,388	$17,671	$17,258	$16,987	$16,994
Noninterest Income	6,687	7,137	7,444	6,856	7,060
Less: Net Securities Gains	(23)	—	(16)	(90)	—
Net Gross Income	$25,052	$24,808	$24,686	$23,753	$24,054
Efficiency Ratio	56.54%	59.54%	57.94%	58.37%	54.90%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$213,971	$211,142	$206,947	$204,965	$200,926
Book Value per Share	16.54	16.36	16.07	15.91	15.61
Intangible Assets	24,980	25,266	25,372	25,492	25,628
Tangible Book Value per Share [2]	14.61	14.40	14.10	13.93	13.62
Capital Ratios:
Tier 1 Leverage Ratio	9.59%	9.40%	9.41%	9.57%	9.44%
Common Equity Tier 1 Capital Ratio	12.82%	12.66%	12.92%	13.27%	N/A
Tier 1 Risk-Based Capital Ratio	14.08%	13.93%	14.24%	14.65%	14.47%
Total Risk-Based Capital Ratio	15.09%	14.94%	15.28%	15.73%	15.54%
Assets Under Trust Administration and Investment Management	$1,232,890	$1,195,629	$1,246,849	$1,254,823	$1,227,179

1Share and Per Share Data have been restated for the September 28, 2015, 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 28, 2015, 2% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
	Total Stockholders' Equity (GAAP)	$213,971	$211,142	$206,947	$204,965	$200,926
	Less: Goodwill and Other Intangible assets, net	24,980	25,266	25,372	25,492	25,628
	Tangible Equity (Non-GAAP)	$188,991	$185,876	$181,575	$179,473	$175,298

	Period End Shares Outstanding	12,939	12,905	12,875	12,880	12,874
	Tangible Book Value per Share (Non-GAAP)	$14.61	$14.40	$14.10	$13.93	$13.62

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
	Net Interest Income (GAAP)	$17,279	$16,578	$16,164	$15,904	$15,921
	Add: Tax-Equivalent adjustment (Non-GAAP)	1,109	1,093	1,094	1,083	1,073
	Net Interest Income - Tax Equivalent (Non-GAAP)	$18,388	$17,671	$17,258	$16,987	$16,994
	Average Earning Assets	2,317,784	2,232,238	2,195,166	2,126,320	2,123,983
	Net Interest Margin (Non-GAAP)*	3.15%	3.14%	3.15%	3.24%	3.17%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
Common Equity Tier 1 Capital Ratio (CET1) is a new regulatory capital measure applicable to financial institutions, effective January 1, 2015. For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, these new bank regulatory capital rules. All prior quarters reflect actual results. The December 31, 2015 CET1 ratio listed in the tables (i.e., 12.82%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
	Total Risk Weighted Assets	1,590,129	1,574,704	$1,515,416	$1,452,975	N/A
	Common Equity Tier 1 Capital	213,970	199,377	$195,800	$192,865	N/A
	Common Equity Tier 1 Ratio	12.82%	12.66%	12.92%	13.27%	N/A

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	12/31/2015	12/31/2014
Loan Portfolio
Commercial Loans	$102,587	$99,511
Commercial Real Estate Loans	384,939	340,112
Subtotal Commercial Loan Portfolio	487,526	439,623
Consumer Loans	464,523	437,041
Residential Real Estate Loans	621,903	536,604
Total Loans	$1,573,952	$1,413,268
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,774	$15,293
Loans Charged-off	(271)	(251)
Recoveries of Loans Previously Charged-off	70	87
Net Loans Charged-off	(201)	(164)
Provision for Loan Losses	465	441
Allowance for Loan Losses, End of Quarter	$16,038	$15,570
Nonperforming Assets
Nonaccrual Loans	$6,433	$6,899
Loans Past Due 90 or More Days and Accruing	187	537
Loans Restructured and in Compliance with Modified Terms	286	333
Total Nonperforming Loans	6,906	7,769
Repossessed Assets	140	81
Other Real Estate Owned	1,878	312
Total Nonperforming Assets	$8,924	$8,162
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.05%	0.05%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.12%	0.12%
Allowance for Loan Losses to Period-End Loans	1.02%	1.10%
Allowance for Loan Losses to Period-End Nonperforming Loans	232.24%	200.41%
Nonperforming Loans to Period-End Loans	0.44%	0.55%
Nonperforming Assets to Period-End Assets	0.36%	0.37%
Twelve-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,570	$14,434
Loans Charged-off	(1,106)	(1,021)
Recoveries of Loans Previously Charged-off	227	309
Net Loans Charged-off	(879)	(712)
Provision for Loan Losses	1,347	1,848
Allowance for Loan Losses, End of Year	$16,038	$15,570
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans	0.06%	0.05%
Provision for Loan Losses to Average Loans	0.09%	0.14%